Exhibit 4.43

SUPPLEMENTARY AGREEMENT

TO THE ZT ONLINE 2 PLATFORM SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

This Supplementary Agreement to the ZT Online 2 Platform Software Distribution and License Agreement (“Supplementary Agreement”) is made and entered into on June 25, 2013 (“Effective date”) in Shanghai, the People’s Republic of China, by and between:

Party A: Shanghai Jujia Network Technology Co., Ltd.

Address: 11FL, Building No.3, No.700 Yishan Road, Shanghai, PRC

Party B: Shanghai Giant Network Technology Co., Ltd.

Address: 11FL, Building No.3, No.700 Yishan Road, Shanghai, PRC

1.	WHEREAS, Party A and Party B entered into the ZT Online 2 Platform Software Distribution and License Agreement (the “Original Agreement”) on August 25, 2011 (Party A’s Number of Agreement is HT0911120001). According to Article 26 of the Original Agreement, the term of the Agreement is two years from the date of execution.

Since both parties are satisfied with their cooperation, and want to extend the term of the cooperation, therefore, the Parties reach the following supplementary agreement

2.	Term

Both Parties agree to modify Article 26 of the Original Agreement as follows “this Agreement shall keep being effective until December 31, 2015”

3.	All the other content in the Original Agreement shall remain untouched.

4.	This Supplementary Agreement shall supersede the Original Agreement with respect to the subject matter. In all the rest that is not provided by this Supplementary Agreement the Parties shall be governed by the Original Agreement.

5.	This Supplementary Agreement is prepared in four counterparts; either party shall have two counterparts with the same legal effect.

6.	This Supplementary Agreement shall become effective immediately upon sealed by the Parties as of the date first wrote above.

Party A: Shanghai Jujia Network Technology Co., Ltd.	Party B: Shanghai Giant Network Technology Co., Ltd.